Exhibit 2.2

                   PLAN OF REORGANIZATION AND MERGER AGREEMENT

This Plan of Reorganization and Merger Agreement is dated as of October 9, 1997, and is entered into by and among Heritage Bank, F.S.B., Great Falls, Montana ("Heritage"), and United Savings Bank, F.A., Great Falls, Montana ("United", and when jointly referred to with Heritage, the "Merging Banks").

RECITALS

A. Heritage is a federal savings bank duly organized and existing under the laws of the United States, which will have, immediately prior to the merger, authorized capital stock of 2,000,000 shares of common stock, $5.00 par value ("Heritage Common Stock"), of which 10,000 shares will be validly issued and outstanding.

B. United is a federal savings association duly organized and existing under the laws of the United States, which will have, immediately prior to the merger, authorized capital stock of 8,000,000 shares of common stock, $1.00 par value ("United Common Stock"), of which 1,223,312 shares are validly issued and outstanding.

C. United Financial Corp., a Minnesota corporation ("UFC"), is the owner and registered holder of the United Common Stock, and, upon consummation of the Restated Agreement and Plan of Merger between UFC and Heritage Bancorporation dated as of August 25, 1997 (the "UFC Merger Agreement"), will be the owner and registered holder of the Heritage Common Stock.

D. The Boards of Directors of Heritage and United deem it fair and equitable to, and in the best interests of, their respective shareholders that United be merged with into Heritage, with Heritage being the Surviving Bank (as hereinafter defined), on the terms and conditions herein set forth. Each such Board of Directors has approved this Plan of Reorganization and Merger Agreement and has authorized its execution and delivery.

                                   AGREEMENTS

       NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the merger of United with and into Heritage (hereinafter the "Merger") and the mode of carrying the same into effect.

                                    ARTICLE I

                                     MERGER

       1.1 Merger. On the Effective Date (as hereinafter defined) Heritage and United (collectively the "Merging Banks") shall be merged under the charter of Heritage, which will be the surviving corporation (hereinafter called the "Surviving Bank" whenever reference is made to it as of the Effective Date or thereafter). The Surviving Bank shall be a federal savings bank with all of the rights, privileges, immunities, powers and franchises and subject to all duties, restrictions and liabilities of the federal savings bank organized under the laws of the United States of America.

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       1.2 Effect of Merger. All rights, privileges, immunities, powers, franchises and interests of the Merging Banks in and to every type of property (real, personal and mixed) and chooses an action shall be transferred to invested in the Surviving Bank by virtue of the Merger, and without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights, privileges, immunities, powers, franchises and interests held or enjoyed by the Merging Banks on the Effective Date.

       The Surviving Bank shall be liable for all liabilities of the Merging Banks, including, without limitation, all deposits, debts, obligations and contracts of the Merging Banks, whether matured or unmatured, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against unbalanced sheets, books of account or records of the Merging Banks, none of which shall be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of the Merging Banks shall be preserved and unimpaired.

       1.3 Directors and Officers of Surviving Bank. The directors and officers of Heritage immediately prior to the Effective Date shall be the sole directors and officers of the Surviving Bank, and shall continue in office until their successors are duly elected or otherwise duly selected. The number of directors of the Surviving Bank shall be five. The names and addresses of those persons who shall serve as directors of the Surviving Bank and the expiration dates of their terms are listed on Appendix 1 attached hereto and incorporated herein by reference.

       1.4 Charter. Effective as of the Effective Date, the Charter of the Surviving Bank shall be the Charter of Heritage.

       1.5 Bylaws. The Bylaws of Heritage, as in effect immediately prior to the Effective Date will, from and after the Effective Date, be and continue to be the Bylaws of the Surviving Bank until the same are altered, amended or rescinded as therein provided or as provided in the Charter of the Surviving Bank.

       1.6 Name. The name of the Surviving Bank shall be "Heritage Bank, F.S.B."

       1.7 Location of Offices. On the Effective Date, all offices of United shall be combined into the Surviving Bank. On the Effective Date, the location of the home office of the Surviving Bank shall be at 120 First Avenue North, Great Falls MT 59401, and the location of the branch offices of the Surviving Bank shall be as set forth in Appendix 2 attached hereto and incorporated herein by reference.

       1.8 Accounts. On the Effective Date, all accounts of United, without reissue, shall be and become accounts of the Surviving Bank without change in their respective terms, including without limitation, maturity, minimum required balances, or withdrawal value. Each account of United shall, as of the Effective Date, be considered, for all purposes thereafter, as if it had been an account of the Surviving Bank at the time it was opened and at all times thereafter until such account ceases to be an account of the Surviving Bank.


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                                   ARTICLE II

                    MANNER AND BASIS OF CONVERSION OF SHARES

       2.1 Conversion of Common Stock of the United. On the Effective Date, each share of Common Stock of United validly issued and outstanding immediately prior to the Effective Date will, by virtue of the Merger and without any action by the holders thereof, be canceled.

       2.2 Conversion of Common Stock of the Heritage. On the Effective Date, each share of Common Stock of the Heritage validly issued and outstanding immediately prior to the Closing Date will, by virtue of the Merger and without any action by the holders thereof, remain outstanding as shares of common stock, $1.00 par value, of the Surviving Bank.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

       This Agreement is subject to and conditioned upon the following:

       3.1 Approval and ratification of this Agreement by the shareholders of Heritage and United;

       3.2 Receipt of all required regulatory approvals and consents, and the satisfaction of all other requirements as are prescribed by applicable law in connection with this Agreement, including, without limitation, approval of the Merger by the Office of Thrift Supervision;

       3.3 Consummation of the merger of Heritage Bancorporation and UFC pursuant to the UFC Merger Agreement; and

       3.4 Performance by each party hereto of all its obligations under this Agreement.

                                   ARTICLE IV

                                   TERMINATION

       4.1 Event of Termination. This Plan of Reorganization and Merger Agreement may be terminated and the Merger abandoned by the mutual consent of the respective Boards of Directors of Heritage and United at any time prior to the Effective Date.

       4.2 Liability. Upon termination pursuant to this Article IV, this agreement shall be void and of no further force and effect, and there shall be no liability by reason of this agreement or the termination hereof on the parties hereto or their respective directors, officers, employees, agents or shareholders.

                                    ARTICLE V

                                  MISCELLANEOUS

       5.1 Waivers; Amendments. Either of the Merging Banks may, at any time prior to the Effective Date, by action taken by its Board of Directors or officers thereunto authorized, waive the performance of any of the obligations


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of the other or waive compliance by the other with any of the covenants or conditions contained in this Plan of Reorganization and Merger Agreement or agree to the amendment or modification of this Plan of Reorganization and Merger Agreement by an agreement in writing executed in the same manner as this Plan of Reorganization and Merger Agreement.

       5.2 Captions. The captions in this Plan of Reorganization and Merger Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Plan of Reorganization and Merger Agreement.

       5.3 Governing Law. This Plan of Reorganization and Merger Agreement is to be construed and interpreted in accordance with the laws of the United States of America and the State of Minnesota.

       5.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and such executed counterparts shall together constitute a single document.

       5.5 Further Action. If at any time the Surviving Bank shall consider or be advised that any further assignment or other action is necessary or desirable to vest, perfect or confirm in the Surviving Bank the title to any property or rights of the Merging Banks to be acquired by or as a result of this Agreement, the proper officers and directors of the Merging Bank shall execute and deliver such deeds, assignments and insurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the Surviving Bank and otherwise carry out the purposes of this Agreement.

                                   ARTICLE VI

                                 EFFECTIVE DATE

       6.1 Effective Date. The Merger shall be effective at the time the Articles of Combination substantially in the form of Exhibit A hereto are endorsed by the OTS pursuant to the applicable thrift regulations (the time of such endorsement, which shall not occur prior to the effective date of the merger of Heritage Bancorporation into UFC, being the "Effective Date").



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       IN WITNESS WHEREOF, the signatures of said Merging Banks as of October 9,
1997, each set by its President and attested to by its Cashier, Secretary or Assistant Secretary, pursuant to authorization of its Board of Directors.

                                                  HERITAGE BANK, F.S.B.
                                                  GREAT FALLS, MONTANA


                                                  By /s/ Kevin P. Clark
                                                     ------------------------
                                                     President

Attest:
/s/ Amy E. Ward
--------------------


                                                   UNITED SAVINGS BANK, F.A.
                                                   GREAT FALLS, MONTANA



                                                  By /s/ Kevin P. Clark
                                                     ------------------------
                                                     President

Attest:
/s/ Amy E. Ward
--------------------